Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 1, 2006, accompanying the December 31, 2005 consolidated financial statements of Silvue Technologies Group, Inc. and subsidiaries contained in Amendment No. 2 to the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Irvine, California
March 20, 2006